Exhibit 3.1

CERTIFICATE OF ELIMINATION
OF
SERIES D CONVERTIBLE PREFERRED STOCK
OF
GLOBALOPTIONS GROUP, INC.
__________________________________
Pursuant to Section 151(g) of the Delaware General Corporation Law

GLOBALOPTIONS GROUP, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), does herby certify that the following resolutions pertaining to the Series D Convertible Preferred Stock (the “Series D”) were duly adopted by the Corporation’s Board of Directors:

RESOLVED, that none of the authorized shares of Series D Convertible Preferred Stock, par value $0.001 per share, of the Corporation (the “Series D Preferred Stock”) are outstanding and none will be issued subject to the certificate of designations previously filed on July 25, 2007, with respect to such Series D Preferred Stock (the “Series D Certificate of Designations”); and it is further

RESOLVED, that (a) the Chairman of the Board and Chief Executive Officer and (b) the Chief Financial Officer, Executive Vice President – Corporate Development and Secretary of the Corporation (the “Authorized Officers”), and any person or persons designated and authorized so to act by an Authorized Officer of the Corporation be, and each of them acting singly hereby is, authorized, directed and empowered, in the name and on behalf of the Corporation, to prepare, execute, acknowledge and file with the Secretary of State of the State of Delaware a certificate (the “Series D Certificate of Elimination”) eliminating from the Corporation’s certificate of incorporation, as amended (the “Certificate of Incorporation”), all matters set forth in the Series D Certificate of Designations, which Series D Certificate of Elimination shall be effective upon filing and shall have the effect of amending the Certificate of Incorporation, in accordance with Section 151(g) of the Delaware General Corporation Law, and the execution by such individuals of such Series D Certificate of Elimination shall conclusively establish their authority therefor from the Corporation and the approval and ratification by the Corporation of such Series D Certificate of Elimination.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer this 11th day of July, 2013.

GLOBALOPTIONS GROUP, INC.

By:	/s/ Jeffrey O. Nyweide
Name:	Jeffrey O. Nyweide
Title:	Chief Financial Officer